Exhibit 5.2

Fried, Frank, Harris, Shriver & Jacobson LLP 801 17th Street, NW Washington, DC 20006 Tel: +1.202.639.7000 Fax: +1.202.639.7003 www.friedfrank.com

September 15, 2021

Broadstone Net Lease, Inc.

Broadstone Net Lease, LLC

800 Clinton Square

Rochester, NY 14604

Ladies and Gentlemen:

We are acting as counsel to Broadstone Net Lease Inc., a Maryland corporation (the “Company”), and Broadstone Net Lease, LLC (the “Operating Partnership”), a Delaware limited liability company of which the Company is the managing member, in connection with the (i) issuance of $375,000,000 aggregate principal amount of 2.600% senior unsecured notes of the Operating Partnership (the “Notes”) and (ii) guarantees of the Notes by the Company (the “Guarantees” and together with the Notes, the “Securities”) pursuant to the Registration Statement on Form S-3 (File Nos. 333-257317 and 333-257317-01), as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), a base prospectus dated June 23, 2021 and a final prospectus supplement dated September 10, 2021 (the “Prospectus Supplement”). The Securities are being offered to the public pursuant to an underwriting agreement, dated September 10, 2021 (the “Underwriting Agreement”) among the Company, the Operating Partnership and J.P. Morgan Securities LLC, Truist Securities, Inc., and U.S. Bancorp Investments, Inc., as representatives (collectively, the “Representatives”) of the several underwriters (the “Underwriters”) named in Schedule 1 thereto. The Securities have been issued pursuant to a base indenture dated September 15, 2021 (the “Base Indenture”) among the Company, the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”), as amended by a the first supplemental indenture dated September 15, 2021 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. The Underwriting Agreement, the Base Indenture, the First Supplemental Indenture, the Notes, the notations of guarantee evidencing the Guarantees and any other documents contemplated thereby or hereby are collectively referred to herein as the “Documents.”

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and the Operating Partnership,

New York • Washington • London • Frankfurt

Fried, Frank, Harris, Shriver & Jacobson LLP is a Delaware Limited Liability Partnership

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such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and the Operating Partnership, in each case, as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company, the Operating Partnership and others.

To the extent it may be relevant to the opinions expressed below, we have assumed that (i) all of the parties to the Documents (other than the Operating Partnership) are or will be validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) all of the parties to the Documents (other than the Operating Partnership) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents have been or will be duly authorized, executed and delivered by, each of the parties thereto (other than the Operating Partnership); (iv) each of the Documents will constitute a valid and binding obligation of each of the parties thereto (other than as expressly addressed in the opinions below as to the Company and the Operating Partnership), enforceable against such parties in accordance with their terms; (v) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto; (vi) the Notes have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Documents; and (vii) the Notes and the notations of guarantee evidencing the Guarantees conform to the specimens thereof examined by us.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms and (ii) the Guarantees constitute valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

We express no opinion as to the validity or binding effect of any provision of the Documents:

(A)     relating to indemnification, contribution or exculpation;

(B)     containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any provision of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

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(C)    related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York or (c) any waiver of right to trial by jury;

(D)    specifying that provisions thereof may be waived only in writing;

(E)    purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(F)    specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

(G)    relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture;

(H)    requiring that any unearned portion of the Notes issued at a discount be paid upon acceleration or otherwise earlier than the stated final maturity; or

(I)    which may be construed to be in the nature of a penalty.

We express no opinion as to the validity or binding effect of any provision of the Documents (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency or (iii) concerning the enforceability of the waiver of rights or defenses contained in the Documents relating to waiver of stay, extension or usury laws.

We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates of interest legally chargeable or collectible. We express no opinion as to any agreement, instrument or other document (including any agreement, instrument or other document referred to, or incorporated by reference in, the Documents) other than the Documents.

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The opinions set forth above are subject to the following qualifications:

(i)    applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally,

(ii)    general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and

(iii)    the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof, which will be incorporated by reference in the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP